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EXHIBIT 8.1

[LETTERHEAD OF MAYER, BROWN, ROWE & MAW]

November 12, 2004

To the Persons Listed on Schedule I Attached Hereto

  Re:
  Exchange of Registered 8 3/4% Senior Secured Notes due 2012 of Diamond Jo, LLC ("DJL"), Peninsula Gaming, LLC ("PGL") and Peninsula Gaming Corp. (together with DJL and PGL, the "Issuers") for Outstanding Unregistered 8 3/4% Senior Secured Notes due 2012 of the Issuers

Ladies and Gentlemen:

        We have acted as special tax counsel to the Issuers and The Old Evangeline Downs, L.L.C. (together with the Issuers, the "Registrants") in connection with the proposed exchange offer (the "Exchange Offer") of U.S. $233,000,000 aggregate principal amount of registered 8 3/4% Senior Secured Notes due 2012 (the "New Notes") for any and all outstanding unregistered 8 3/4% Senior Secured Notes due 2012 (the "Old Notes," and together with the New Notes, the "Notes"). Both the Old Notes and the New Notes have been or will be issued under an indenture, dated as of April 16, 2004, among the Issuers, the Subsidiary Guarantors,1 and U.S. Bank National Association (the "Indenture").

        In preparing our opinion, we have reviewed the registration statement on Securities and Exchange Commission Form S-4 prepared by the Registrants in connection with the Exchange Offer (the "Registration Statement"), the Indenture, and such other documents as we believed necessary for purposes of delivering this opinion. Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations (the "Regulations"), and public administrative and judicial interpretations of the Code and Regulations, all of which are subject to change, possibly with retroactive effect.

        Based on the foregoing, we hereby confirm that, except to the extent stated therein and subject to the assumptions and limitations set forth therein, the matters of law or legal conclusions discussed under "Specific United States Federal Income Tax Consequences" in the prospectus with respect to the Exchange Offer (the "Prospectus"), which Prospectus forms part of the Registration Statement, constitute our opinion as to the material federal income tax consequences of the issuance of the New Notes and the Exchange Offer and of the acquisition, ownership and disposition of the Notes.

        Our opinion represents only our legal judgment and has no binding effect on the Internal Revenue Service or the courts. The Internal Revenue Service may take a position contrary to our opinion, and if the matter is litigated, a court may reach a decision contrary to our opinion.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to Mayer, Brown, Rowe & Maw LLP under the captions "Specific United States Federal Income Tax Consequences" and "Legal Matters" in the Prospectus.

                      Very truly yours,

                      MAYER, BROWN, ROWE & MAW LLP

Capitalized terms used herein without definition have the meanings ascribed to them in the Registration Statement.

November 12, 2004

Schedule I

Diamond Jo, LLC
400 East Third Street
Dubuque, IA 52001

Peninsula Gaming, LLC
400 East Third Street
Dubuque, IA 52001

Peninsula Gaming, Corp.
400 East Third Street
Dubuque, IA 52001

The Old Evangeline Downs, L.L.C.
P.O. Box 90270
Lafayette, LA 70509-0270

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  EXHIBIT 8.1
[LETTERHEAD OF MAYER, BROWN, ROWE & MAW]
Schedule I